UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2016

Manitowoc Foodservice, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-37548	47-4625716
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2227 Welbilt Boulevard
New Port Richey, FL 34655
(Address of principal executive offices, including zip code)

(727) 375-7010
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2016 (the “Effective Date”), Manitowoc Foodservice, Inc. (the “Company”) entered into new employment agreements (each an “Employment Agreement” and collectively, the “Employment Agreements”) with Hubertus M. Muehlhaeuser, the Company’s President and Chief Executive Officer, and John O. Stewart, the Company’s Senior Vice President and Chief Financial Officer (collectively, the “Executive Officers”). The Employment Agreements replace the previously disclosed employment agreements between the Company and the Executive Officers, which were scheduled to expire in December 2016, in the case of Mr. Muehlhaeuser, and November 2016, in the case of Mr. Stewart.

Under the terms of the Employment Agreements, the Executive Officers will continue to serve in their current positions with the Company. Messrs. Muehlhaeuser and Stewart will have annual base salaries of $800,000 and $540,000, respectively, subject to potential increase from time to time. Messrs. Muehlhaeuser and Stewart will also be eligible to participate in the Company’s Short Term Incentive Plan with target incentive compensation levels of 100% and 70% of base salary, respectively, and will be eligible to receive long-term incentive awards under the Company’s Omnibus Incentive Plan. The target values of the long-term incentive awards granted to Messrs. Muehlhaeuser and Stewart will be determined annually by the Compensation Committee of the Company’s Board of Directors and are currently $2,000,000 and $700,000 per year, respectively.

The Employment Agreements provide that the Executive Officers are eligible to participate in the Company’s 401(k) Retirement Plan and to receive health, dental and life insurance under the Company’s plans. The Employment Agreements also provide that the Executive Officers will be provided with other benefits customarily offered to the Company’s executive officers, including four weeks’ vacation per year; a vehicle allowance of $10,800 per year; and reimbursement of tax preparation and financial planning fees up to a maximum of $25,000 per year for Mr. Muehlhaeuser and $10,000 per year for Mr. Stewart. Messrs. Muehlhaeuser and Stewart will also be eligible to participate in the Company’s Deferred Compensation Plan.

The Employment Agreements provide that if the Executive Officer’s employment is terminated by the Company without Cause (as defined in the Employment Agreements) or by the Executive Officer with Good Reason (as defined in the Employment Agreements), subject to the execution of a release of any and all claims or potential claims against the Company, the Executive Officer will be entitled to receive a severance payment. Mr. Muehlhaeuser’s severance payment will equal 24 months’ base salary, plus an amount equal to the pro rata annual incentive compensation for the year of termination based on actual performance, plus an amount equal to 200% of the targeted annual incentive compensation amount for the year of termination. Mr. Stewart’s severance payment will equal 12 months’ base salary plus an amount equal to the pro rata annual incentive compensation for the year of termination based on actual performance, plus an amount equal to 100% of the targeted annual incentive compensation amount for the year of termination. Each Executive Officer’s severance payments are subject to offset by the amount of any base salary, short-term incentive compensation or cash compensation earned by the Executive Officer or to which the Executive Officer is entitled during the severance pay period: (i) from any subsequent employer following the termination of his employment with the Company, or (ii) from the Company under any Contingent Employment Agreement. If an Executive Officer’s employment is terminated by the Company without Cause or by the Executive Officer with Good Reason, then all outstanding equity awards granted to the Executive Officer prior to the year of termination will be deemed fully vested (provided, in the case of certain performance-based equity awards granted after 2016, that specified performance goals have been attained). If an Executive Officer is terminated for Cause, payment of all compensation from the Company to the Executive Officer will immediately cease, except for any compensation accrued but unpaid through the date of termination.

If an Executive Officer is unable to perform his duties under his Employment Agreement due to his disability, his Employment Agreement will terminate. Upon such termination, he will continue to receive his standard compensation, reduced by any disability payment to which he may be entitled in lieu of such compensation, until the first anniversary of the Effective Date. If the Executive Officer dies prior to a separation from service with the Company, all payments and rights to compensation and benefits under the Employment Agreements to the Executive Officer will immediately cease, except for any compensation and benefits accrued but unpaid through the date of death.

Under the terms of the Employment Agreements, each Executive Officer is required to agree to non-competition, non-solicitation and confidentiality obligations.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

(10.1)	Form of Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANITOWOC FOODSERVICE, INC.

Date: November 7, 2016	By:	/s/ Maurice D. Jones
Maurice D. Jones
Senior Vice President, General Counsel and Secretary

MANITOWOC FOODSERVICE, INC.
EXHIBIT INDEX
TO
FORM 8-K CURRENT REPORT
Dated as of November 1, 2016

Exhibit Number	Description

(10.1)	Form of Employment Agreement